UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 4, 2016

LAMAR ADVERTISING COMPANY

LAMAR MEDIA CORP.

(Exact name of registrants as specified in their charters)

Delaware Delaware	1-36756 1-12407	72-1449411 72-1205791
(States or other jurisdictions of incorporation)	(Commission File Numbers)	(IRS Employer Identification Nos.)

5321 Corporate Boulevard, Baton Rouge, Louisiana 70808

(Address of principal executive offices and zip code)

(225) 926-1000

(Registrants’ telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

On March 4, 2016, Lamar Media Corp. (“Lamar Media”), a wholly owned subsidiary of Lamar Advertising Company (“Lamar Advertising” or the “Company”), entered into Amendment No. 2 (the “Amendment”) to the Second Amended and Restated Credit Agreement, dated as of February 3, 2014 (as amended, supplemented and modified from time to time, the “Credit Agreement”) with Lamar Advertising, certain of Lamar Media’s subsidiaries as Guarantors, JPMorgan Chase Bank, N.A. as Administrative Agent and the Lenders party thereto. Among other things,the Amendment eliminates the $500 million cap on the amount of incremental term loan tranches and revolving credit facility increases under the Credit Agreement, such that the Company’s ability to incur additional incremental term loan tranches or increase its revolving credit facility is subject to pro forma compliance with the Senior Debt Ratio (as defined in the Credit Agreement) financial maintenance covenant.

The description above is qualified in its entirety by the Amendment filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Amendment No. 2, dated as of March 4, 2016, to the Second Amended and Restated Credit Agreement, dated as of February 3, 2014, as amended by and among Lamar Media Corp., Lamar Advertising Company, certain of Lamar Media’s subsidiaries as Guarantors, JPMorgan Chase Bank, N.A. as Administrative Agent and the Lenders party thereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on their behalf by the undersigned hereunto duly authorized.

Date: March 8, 2016	LAMAR ADVERTISING COMPANY

	By:	/s/ Keith A. Istre
Keith A. Istre
Treasurer and Chief Financial Officer

Date: March 8, 2016	LAMAR MEDIA CORP.

	By:	/s/ Keith A. Istre
Keith A. Istre
Treasurer and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Amendment No. 2, dated as of March 4, 2016, to the Second Amended and Restated Credit Agreement, dated as of February 3, 2014, as amended by and among Lamar Media Corp., Lamar Advertising Company, certain of Lamar Media’s subsidiaries as Guarantors, JPMorgan Chase Bank, N.A. as Administrative Agent and the Lenders party thereto.